EXCLUSIVE LICENSE AND SUPPLY AGREEMENT

This Exclusive License and Supply Agreement (“Agreement”) is made and entered into as of January 1, 2011, by and between The Sugar Cane Paper Co., Ltd., a Hong Kong limited company (“SCP”), and SugarMade, Inc., a California corporation (“SugarMade”) with respect to the following facts:

A.

SCP has been granted an exclusive license under a China Patent No. CN 201686902 U, which is concerned with technologies for making pulp and manufacturing paper products without the use of tree fibers (the “Pulp”).

B.

SugarMade desires to acquire, and SCP wishes to provide, an exclusive license under the China Patent No. CN 201686902 U, applications, know how and proprietary information to commercialize the Product in certain specified countries, and SCP is willing to supply such products to SugarMade, all on the terms and conditions as set forth in this Agreement

ACCORDINGLY, the parties, intending to be legally bound, agree as follows.

1.

DEFINITIONS

1.1

“Confidential Information” means written or other information concerning a party, not generally known to the public; and, to the extent consistent with the foregoing definition, includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training techniques and materials, and any information that is marked “confidential” or in some comparable manner.

1.2

“Intellectual Property Rights” shall mean, collectively, the Licensed Patents, the Know How, and any other intellectual property rights owned, held or controlled by SCP that SugarMade may require or use in fully exercising its rights under this agreement.

1.3

“Know-How” shall mean all inventions (whether or not patentable) and all confidential, technical, or proprietary information, trade secrets, documents, materials and knowledge owned or controlled by SCP that would be necessary or useful in order to enable SugarMade to utilize fully the rights granted by SCP under this Agreement; including, without limitation, information and knowledge regarding inventions, discoveries, techniques, systems, formulae, algorithms, methods and processes of any type, technical data, drawings, designs, manufacturing and design information, computer programs, and other information, relating to the Process.

1.4

“Licensed Patents” shall mean: (a) the patents listed on Exhibit B hereto; (b) any and all patents issuing or claiming priority from such patents described in (a), including continuations, continuations-in-part, divisionals, reexaminations and reissues thereof; and (c) foreign counterparts to the patents described in (a) and (b).

1.5

“Licensed Products” shall mean paper and paper products manufactured using the Pulp without the use of tree fibers, or any other products that SCP develops, manufactures or licenses to SugarMade's specifications.

1.6

“Net Sales” shall mean the gross amounts invoiced by SugarMade on account of sales of Licensed Products to third parties (including third party distributors and wholesalers), less the total of:

(a)

Trade, cash and/or quantity discounts actually allowed or accrued which are not already reflected in the amount invoiced;

(b)

Excise, sales and other consumption taxes and custom duties to the extent included in the invoice price and to the extent such taxes are remitted to the applicable taxing authority;

(c)

Freight, insurance and other transportation charges to the extent included in the invoice price and separately identified on the invoice or other documentation maintained in the ordinary course of business;

(d)

Amounts repaid, credited or accrued by reason of returns, rejections, defects or recalls or because of chargebacks, retroactive price reductions, refunds or billing errors;

(e)

Payments and rebates directly related to the sale of Licensed Products accrued, paid or deducted in a manner consistent with generally accepted accounting principles; and

(f)

Any other similar and customary deductions taken.

1.7

“Representatives” means a party's directors, officers, employees, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors, including the Representatives of a party's affiliates.

1.8

“Supplied Products” shall mean paper and paper products manufactured with and without the use of tree fibers as more fully described in Exhibit A attached hereto, as amended from time to time by the mutual consent of the parties.

1.9

"Territory" shall mean the territories of North America, Central America, South America, Europe, Australia and New Zealand.

2.

LICENSE

2.1

License Grant.  SCP hereby grants to SugarMade a license under the Licensed Patent, with the right to sublicense, to import, export, use, sell, offer for sale, have sold, or otherwise dispose of, and otherwise commercialize Licensed Products, in the Territory.

2.2

Exclusive Grant of Rights.  The rights granted to SugarMade are exclusive in the Territory.  During the term of this Agreement, (a) SCP shall discontinue any direct sales into the Territory and shall deliver to SugarMade all of SCP's contacts and leads for customers and prospective customers in the Territory; (b) SCP shall not develop, have developed, make, have made, import, export, use, sell, offer for sale, have sold, or otherwise dispose of, and otherwise commercialize Licensed Products, directly or indirectly, in the Territory, except for sales to SugarMade; (c) SCP shall not own any interest in any other company or carry on or be engaged, concerned or interested directly or indirectly whether as shareholder, director, employee, partner, agent or otherwise in carrying on any business similar to or competing with SugarMade anywhere in the Territory; and (d) SCP shall not, either on its own account or in conjunction with or on behalf of any other person, solicit or entice away or attempt to solicit or entice away from SugarMade any customer for the Products in the Territory.

2.3

Right of First Refusal on Additional Territories.  SCP hereby grants to SugarMade a right of first refusal to acquire exclusive rights to any other territory in the world, with the exception of the Peoples Republic of China.  If SCP intends to grant any third party rights to commercialize any of the Licensed Products in any region or territory of the world, SCP will provide to SugarMade written notice of such intended grant, including the name of the third party, the region or territory, and the terms of the grant.  SugarMade shall have a period of thirty (30) days from the date of the notice to accept the grant on the terms offered to the third party.  If SugarMade does not elect to accept the grant, then SCP shall be free for a period of ninety (90) days to complete the grant to the third party on terms no less favorable than those contained in the notice to SugarMade.  If the grant is not consummated in such 90 day period, then it will once again be subject to SugarMade's right of first refusal as contained in this Section.

3.

CONSIDERATION

3.1

Beginning on the date hereof and until the termination date of this Agreement specified in Article 12 for each Licensed Product subject to Royalty, SugarMade shall pay a royalty in an amount computed based on the following Royalty Schedule for the Licensed Products under this Agreement by SugarMade.

                        Royalty Payment Schedule of Licensed Products

3.2

The Minimum Annual Royalty Amount (MARA) from the date of this Agreement until December 31st 2011 will be no more than US$100.00.  Beginning calendar year 2012 the MARA will be no more than US$250.00.

3.3

Payment for the royalty shall be made quarterly by SugarMade no later than thirty (30) days following the last day of each calendar quarter (“Royalty Period”) to an account specified by SCP.  The first Royalty Period will commence on April 1st 2011 and will end on June 30th 2011 and subsequent Royalty Periods will coincide with calendar quarterly periods as follows July 1st thru September 30th, October 1st thru December 31st, January 1st thru March 31st and April 1st thru June 30th.

4.

INTELLECTUAL PROPERTY RIGHTS

4.1

Ownership of Processes.  SCP shall retain ownership of the Intellectual Property Rights.  SugarMade shall have only those license rights specifically granted in this Agreement.

4.2

Modifications initiated by SCP.  During the term of this Agreement, SCP may modify the Supplied Products and the Processes without SugarMade's consent, provided that the Supplied Products continue to conform to the applicable specifications set forth in Exhibit A (“Permitted Modification”).  SCP shall provide SugarMade with written notice of any Permitted Modification to the Supplied Product of the Processes not less than thirty (30) days prior to the release of such modification.  SCP shall provide SugarMade with any documentation related to any modifications of the Supplied Products, including any and all documentation as may be required by SugarMade to exercise its license rights under this Agreement.

4.3

Modifications initiated by SugarMade.  During the term of this Agreement, SugarMade may request that SCP make modifications to the Supplied Product, which modifications shall be subject to the parties' mutual agreement as to the scope of services, milestones, deliverables and compensation; provided, however, that SCP shall not unreasonably withhold its consent to any such agreement and will use reasonable commercial efforts to deliver any modifications requested by SugarMade if SugarMade underwrites the cost of the development.  In the event SugarMade, without SCP's participation, develops any modification (hereinafter referred to as “SugarMade Modification”) to the Licensed Products, SugarMade shall own all rights, title, and interest in such SugarMade Modification.

4.4

Maintenance and Prosecution of Patents.

(a)

SCP shall file counterpart applications to the Licensed Patents in jurisdictions in China as requested by SugarMade.

(b)

During the term of the Agreement, SCP shall have the right, at its sole option and expense, and within its sole discretion, to pursue, prosecute, maintain and defend all patent applications and issued patents included in the Licensed Patents from time to time and to pay all costs and expenses associated therewith.  Notwithstanding the preceding, at SugarMade’s request SCP shall provide SugarMade with updates on the status of the prosecution and maintenance of the Licensed Patent Rights.

(c)

At least (30) days prior to a deadline on any patent or application of the Licensed Patents, SCP shall notify SugarMade if it will not be taking any action thereby allowing any patent or application of the Licensed Patents to lapse or go abandoned before their natural expiration, including allowing a patent right to issue or grant without filing a continuing application thereon (any or all of the above, an “Abandonment”).  If SCP provides SugarMade with notice of an impending Abandonment, SugarMade shall have the right, but not the obligation, to take any such action at its sole cost and expense and, upon the request of SugarMade, shall assign such Licensed Patent to SugarMade, prior to such Licensed Patent's expiration.  If SugarMade takes action in the event of an Abandonment, SCP shall provide reasonable cooperation to SugarMade at SugarMade’s expense.

4.5

Branding.  The Supplied Products will bear only the labels and logos of SugarMade or its designees.  SugarMade hereby grants SCP a license to use its trademarks, insignias, logos or other proprietary marks (“Marks”) solely in connection with the Supplied Product in accordance with this Agreement, subject to any trademark usage guidelines that SugarMade may publish from time to time.  Except for this limited license set forth herein, this Agreement does not provide SCP, any rights, title or interest in respect of the Marks.

4.6

Infringement of Intellectual Property Rights.  In the event that either party becomes aware of any third party infringing any of the Licensed Patent Rights in the Territory it shall notify the other party of such infringement immediately.  In the event of infringement of any of the Licensed Patent Rights in the Territory, SugarMade shall have the right to take such actions as it may deem reasonable to stop the infringing activity in the Territory, including without limitation initiating legal proceedings against any infringing person, and SugarMade shall have sole control over such actions and proceedings, including over the settlement thereof.  SCP shall cooperate with and provide reasonable assistance to SugarMade in the prosecution of any claim against a person in the Territory for infringement of the Intellectual Property Rights, and agrees to be named as a party to any legal proceedings related thereto as may be necessary.  SugarMade shall retain any proceeds derived from the settlement or prosecution of any such actions or proceedings provided that SugarMade shall bear responsibility for all costs associated with such actions or proceedings.

5.

ORDERING OF PRODUCT

5.1

Purchase Orders.  SugarMade shall have the right to order Supplied Products from SCP and SCP will supply Supplied Products to SugarMade under the terms of this Agreement.  SugarMade will order Supplied Products for delivery pursuant to this Agreement by issuing a written purchase order (“P.O.”) to SCP by telefax or e-mail.  Each P.O. will identify: item(s) ordered, quantity, shipping date, destination, and total price.  Unless otherwise agreed by SCP each P.O. must be received ten (10) calendar days in advance of the requested shipping date.

5.2

Acceptance of P.O.s.  SCP shall accept or reject each P.O. in writing within three (3) business days of receipt of the P.O., after which SCP will be deemed to have accepted the P.O. in its entirety.  Once accepted, a P.O. will be binding on both SugarMade and SCP.  SCP will use commercially reasonable efforts to accept and fulfill all P.O.s submitted by SugarMade.

5.3

Rescheduling.  SugarMade may reschedule delivery of a P.O. at any time prior to shipment for up to thirty (30) calendar days.  After thirty calendar (30) days, SCP may invoice SugarMade for the Product and storage costs incurred and damages suffered by SCP.  If SCP for any reason anticipates difficulty in complying with the acknowledged delivery date or in meeting any of the other requirements of any P.O., SCP will promptly notify SugarMade in writing.  SugarMade shall have the option to cancel the P.O. without liability to SCP, or to extend the delivery schedule and waive the other deficiencies in which case an equitable reduction in the price of the Licensed Product will be negotiated.

6.

PRICES AND TERMS OF PAYMENT

6.1

Prices.  The price for the Supplied Products will be in United States dollars as set forth on Exhibit A.  Unless otherwise specified on a P.O., prices are quoted FOB SCP's shipping port in China.  Prices for the Supplied Products may be changed by SCP; provided that any increase in price will be effective only upon 30 days' prior written notice to SugarMade.

6.2

Payment.  SCP shall invoice SugarMade on delivery.  SCP will provide to SugarMade a production credit line in an initial amount of $2 million.  Upon demonstration of performance and need, SCP shall increase production credit line up to a maximum of $20 million.  SugarMade may place P.O.'s on open account with SCP in an amount up to the credit limit in effect from time to time.  Sugarmade will remit payment for Supplied Product to SCP within 30 days of

SugarMade's receipt of payment from its customer.  Payment for the Supplied Products will be made by wire transfer.

6.3

Most Favored Customer Pricing.  During the term of this Agreement, SCP agrees that it shall sell the Supplied Products to SugarMade at prices and on payment and warranty terms that are no less favorable than the prices, payment and warranty terms offered or given by SCP to any other customer of substantially similar products and volumes.  If SCP provides more favorable pricing or terms to any customer, it shall immediately apply such price and terms to pending SugarMade P.O.s and offer such lower price and favorable terms for all future purchases of Supplied Products.

7.

PACKING, SHIPPING AND DELIVERY

7.1

Packing.  The Product shall be packaged by SCP in a manner suitable for commercial shipment and so as to be ready for sale to customers.

7.2

Shipping.  SugarMade reserves the right to designate means of shipping the Supplied Products.  Shipping methods will be as stated on the applicable P.O.  No shipping changes will be made unless authorized in writing by SugarMade.

7.3

Delivery.  Title and risk of loss will pass from SCP to SugarMade as designated on the applicable P.O. from SugarMade.  Unless otherwise specified, delivery shall be FOB SCP's designated shipping port.

7.4

Export Authorization.  SCP will be responsible for obtaining any required export authorizations necessary to export the Product purchased pursuant to this Agreement.

8.

WARRANTIES

8.1

Mutual Warranties. Each party warrants to the other party that:

(a)

it has the right to enter into this Agreement, and that it has not and shall not make any commitments to or agreements with others inconsistent with this Agreement.  Each party acknowledges that no other party or agent or attorney of the other party or any other person or entity has made any promise, representation of fact or law, or warranty whatsoever, not contained within this Agreement, concerning the subject matter hereof, to induce the execution of this Agreement, and each signatory to this Agreement hereby acknowledges that it has not executed this instrument in reliance on any such promise, representation or warranty not contained herein.

(b)

the execution, delivery and performance by it of this Agreement and its compliance with the terms and provisions of this Agreement does not and will not violate, conflict with or result in a breach of any of the terms or provisions of (i) any other contractual or other agreements or obligations of such party, (ii) the provisions of its charter, operating documents or bylaws, or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which it or any of its property is bound except where such breach or conflict would not materially impact the party's ability to meet its obligations hereunder; and

(c)

it shall comply in all material respects with all laws, rules and regulations applicable to its performance under this Agreement.

8.2

Licensed Intellectual Property Rights.

(a)

SCP warrants that it holds good title to the Intellectual Property Rights, free and clear of all liens, claims, security interests, charges and other encumbrances of any kind.

(b)

The Intellectual Property Rights constitute all of SCP’s intellectual property rights that are necessary or useful for SugarMade to develop, have developed, make, have made, import, export, use, sell, offer for sale, have sold, or otherwise dispose of, and otherwise commercialize Licensed Products and to otherwise exercise its rights under this Agreement.

8.3

Intellectual Property Infringement.  SCP warrants that it has the right to transfer to SugarMade the Licensed Products. As far as SCP is aware, the Licensed Products and the Intellectual Property Rights do not infringe patent, trademark, copyright or other proprietary rights of any third party, nor has any claim (whether or not embodied in an action, past or present) of such infringement been threatened or asserted, nor is such a claim pending, against SCP.

8.4

Product Warranty.  SCP warrants that the Supplied Products:  (a) will conform to applicable specifications; (b) will be free from defects in design, materials and workmanship; (c) will be suitable for the purpose for which they are intended, for a period ending two (2) years from the date Product is delivered to SugarMade or its customer (the “Warranty Period”), and (d) if designated as "tree free," will be manufactured entirely without the use of tree fibers.  SCP will promptly replace any Supplied Products that fail to meet this warranty.

8.5

Capacity.  SCP warrants to SugarMade that it has existing agreements with the government of the Peoples Republic of China to provide enough raw material (bagasse fiber) to supply SugarMade with a minimum of 200,000 metric tons of copy paper annually, with the potential for further expansion.

9.

INDEMNIFICATION

9.1

Indemnification by SCP.  SCP will indemnify and hold harmless SugarMade and its directors, officers, employees, agents, successors and assigns from and against any and all liability, damages, losses, claims, demands, judgments, costs and expenses of every nature and kind by reason of (a) breach of any representation or warranty contained in this Agreement, (b) breach of any covenant of this Agreement, or (c) injury to or death of any person or damage to or destruction of property arising out of or incidental to or in any way resulting from the acts or omissions, whether negligent or otherwise, of SCP, its employees, subcontractors or agents in performance under this Agreement.

9.2

Indemnification by SugarMade.  SugarMade will indemnify and hold harmless SCP, its directors, officers, employees, agents, successors and assigns from and against any and all liability, damages, losses, claims, demands, judgments, costs and expenses of every nature and kind by reason of (a) breach of any representation or warranty contained in this Agreement, (b)

breach of any covenant of this Agreement or (c) injury to or death of any person or damage to or destruction of property arising out of or incidental to or in any way resulting from the acts or omissions, whether negligent or otherwise, of SugarMade, its employees, subcontractors or agents in performance under this Agreement.

9.3

Procedure for Indemnification—Third Party Claims.

(a)

Notice.  Promptly after receipt by a person entitled to indemnification of notice of the commencement of any legal proceeding against it, the indemnified person will, if a claim is to be made against an indemnifying party, give notice to the indemnifying party of the commencement of the claim; except the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified person, except to the extent that the indemnifying party demonstrates that the defense of the proceeding is prejudiced by the indemnified person’s failure to give the notice timely.

(b)

Participation.  If any proceeding referred to in Section 9.3(a) is brought against an indemnified person and the indemnified person gives notice to the indemnifying party of the commencement of the proceeding, the indemnifying party may (i) participate in the proceeding and (ii) elect by notice to the indemnified person to assume the defense of the proceeding with counsel reasonably satisfactory to the indemnified person unless (A) the indemnifying party is also a party to the proceeding and the indemnified person determines in good faith that joint representation would be inappropriate or (B) the indemnifying party fails to provide, promptly after giving notice to the indemnified person, reasonable assurance to the indemnified person of its financial capacity to defend the proceeding and provide indemnification with respect to the proceeding.  If the indemnifying party assumes the defense of the proceeding, the indemnifying party will not, as long as it diligently conducts the defense, be liable to the indemnified person under this Section for any fees of other counsel or any other expenses with respect to the defense of the proceeding subsequently incurred by the indemnified person in connection with the defense of the proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a proceeding, no compromise or settlement of the claims may be effected by the indemnifying party without the indemnified person’s written consent (which consent will not be unreasonably withheld or delayed) unless (1) there is no finding or admission of any violation of legal requirements or any violation of the rights of any person and no effect on any other claims that may be made against the indemnified Person and (2) the sole relief provided is monetary damages that are paid in full by the indemnifying party.

(c)

Right of Indemnified Person to Defend.  Notwithstanding the foregoing, if an indemnified person determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified person may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle the proceeding, but the indemnifying party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed).

9.4

Procedure for Indemnification—Other Claims.  A claim for indemnification for any matter not involving a third-party claim will be asserted by notice to the party from whom indemnification is sought promptly after becoming aware of the acts or omissions or facts and circumstances on which the claim is based, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified person, except to the extent that the indemnifying party demonstrates that it is materially prejudiced by the failure.

9.5

Effect of Knowledge.  The right to indemnification based upon representations, warranties, covenants and agreements in this Agreement and in any certificate or document delivered pursuant to this Agreement will not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution of this Agreement, with respect to the accuracy of any such representation, warranty, covenant or agreement, so that if a party proceeds to close, even though it has knowledge as to the accuracy or inaccuracy of or non-compliance with any such representation, warranty, covenant or agreement, the party still will be entitled to indemnification under this Article.

9.6

Duty to Mitigate.  A party must use its best efforts to mitigate its Damages for which it will seek indemnification or other recovery against the other party.

10.

CONFIDENTIAL INFORMATION AND DISCLOSURES

10.1

Confidentiality—This Agreement. Except as otherwise expressly permitted by this Article 10, each party will keep confidential, will not disclose and will otherwise retain in strictest confidence the terms of this Agreement; except that either party may make announcements or give notices concerning this Agreement that are (i) required by law (including the federal securities laws of the United States or (ii) are otherwise expressly permitted by this Article 10.

10.2

Confidentiality—Proprietary Information.  Except as otherwise expressly permitted by this Article 10, each party will keep confidential, will not disclose, will not use, and will otherwise retain the strictest confidence over the Confidential Information of the other party.  Without limiting the foregoing, each Party will use no less than the same degree of care, and no less than a reasonable degree of care, to protect the Confidential Information of the other party as it uses to protect its own trade secrets and confidential information.

10.3

Certain Exceptions.  The prohibitions in Sections 10.1 and 10.2 will not apply only to the extent that:

(a)

Previously in Possession.  The disclosing party (i) demonstrates through written records that the same Confidential Information was in its possession before disclosure to it and (ii) the disclosing party provided the other party with written notice of prior possession either (A) before the execution and delivery of this Agreement or (B) if the disclosing party later becomes aware of some aspect of the Confidential Information as to which it had prior possession, promptly upon its becoming aware of the Confidential

Information;

(b)

Becomes Public.  The disclosing party demonstrates (i) that the same information is currently publicly available or has become publicly available and (ii) that public availability does not result from (A) the misappropriation or improper disclosure of that Confidential Information by the disclosing party or (B) the obtaining of that Confidential Information by improper means of the disclosing party;

(c)

Independently Developed.  The disclosing party demonstrates that the same information was developed independently by the disclosing Person without the use of the Confidential Information;

(d)

Legal Obligation to Disclose.  The disclosing party demonstrates that applicable law requires it to disclose the Confidential Information, but then only (i) to the extent disclosure is required and (ii) after giving the other party notice of the obligation so that it may seek a protective order or other similar or appropriate relief.  In the absence of an order or relief, the disclosing party must use reasonable efforts to have the disclosed information treated confidentially consistent with this Article;

(e)

Enforcement of Agreement.  It is reasonably necessary for a party to make the disclosure to enforce this Agreement, and then only if the disclosing party undertakes in good faith to limit the manner and extent of that disclosure to the extent practicable including obtaining protective orders from the court or arbitrator from whom enforcement is sought;

(f)

Stock Exchange Rules and Securities Laws.  Disclosure is, in the written opinion of counsel to the disclosing party, necessary or desirable in order to comply with applicable stock exchange rules or the rules and regulations of the U.S. Securities and Exchange Commission; or

(g)

Sale of Interest.  Disclosure is made by a party in connection with the sale, transfer or other disposition, in whole or in part, of a controlling interest in that party's capital or capital stock or a sale of substantially all of the assets of that party (but then only if disclosure is subject to a non-disclosure agreement then customary in such transactions and as to which the other party and each of its affiliates is a third party beneficiary).

10.4

Permitted Disclosures to Representatives.  Notwithstanding the prohibitions of this Article, each party may disclose the terms of this Agreement and Confidential Information to its Representatives but:

(a)

only to the extent necessary for each Representative to accomplish his assigned tasks and otherwise strictly on a need to know basis; and

(b)

only if the Representative (i) is provided a copy of this Article and (ii) is advised in writing by the disclosing party (A) that he is obligated to keep confidential, not disclose and retain in strictest confidence the terms of this Agreement and the Confidential Information strictly in accordance with terms of this Article and (B) that either party may directly enforce the obligation.

Each disclosing party will be responsible for violations of this Article by its Representatives regardless of whether the other party has rights against the Representative.

10.5

Disclosure to Non-Representatives.  Any disclosure of the terms of this Agreement or Confidential Information may be made to a non-Representative only if the receiving party executes and delivers a confidentiality agreement with terms no less restrictive than the terms of this Agreement.

10.6

Remedies.  Each party recognizes that the activities proscribed by this Article will result in irreparable damage and harm to the other party, and that the other party and its affiliates may be without an adequate remedy at law in the event of any such activities.  Therefore, each party agrees that, if any of the foregoing Sections of this Article is breached or is threatened to be breached, a party and its affiliates may: (a) obtain specific performance; (b) enjoin any person that has breached or threatens to breach from engaging in any activity proscribed by this Article; and (c) pursue any one or more of the foregoing or any other remedy available to it under applicable law, including actual and/or punitive damages and set-off rights.  A person seeking or obtaining any such relief will not be deemed to be precluded from obtaining any other relief to which that person may be entitled.  Each party waives on behalf of itself and each of its affiliates any requirement that a person seeking to enforce the provisions of this Article post any bond or other security in connection therewith.

10.7

Continuing Obligations.  The obligations in this Article will be effective from the date of this Agreement and will bind each party, its affiliates and Representatives for so long as the information remains Confidential Information under the terms of this Agreement.

11.

DEFAULT AND REMEDIES

11.1

Event of Default.  The following shall constitute an “Event of Default” under this Agreement:

(a)

any party breaches or defaults in the performance of any material term, condition or covenant of its Agreement or any P.O. placed pursuant to this Agreement and such breach or default continues for a period of 60 days after the giving of written notice to the party in breach specifying the failure;

(b)

any party ceases their business operations with respect to the Licensed Product.

11.2

Remedies.  Upon the occurrence of an Event of Default the aggrieved party may avail itself of any and all remedies at law or in equity, except as specifically provided below:

(a)

in the event that an Event of Default occurs as a result of SugarMade's default under Section 11.1(a) above, and the amount of default is in excess of $2 million, then in addition to its right to pursue legal action to collect all damages owed, SCP shall have the right, but not the obligation, to terminate the exclusivity provisions of Section 2.2 by delivery written notice to SugarMade.  SCP shall not have the right to terminate the Agreement based on an Event of Default under Section 11.1(a).

(b)

in the event that an Event of Default occurs as a result of SugarMade's cessation of business operations under Section 11.1(b) above, then SCP shall have the right to terminate this Agreement.

(c)

in the event that an Event of Default occurs as a result of SCP's default under Section 11.1(a) then the license grants in Section 2.2 above shall be expanded to include the rights to develop, have developed, make, and have made the Licensed Products anywhere in the world for commercialization in the Territory.

(d)

in the event that an Event of Default occurs as a result of SCP's cessation of business operations under Section 11.1(b) above, then all of the Intellectual Property Rights shall automatically be assigned to SugarMade, and SCP shall cooperate with SugarMade to made any requisite filings or notices to effect the transition of the Intellectual Property Rights to SugarMade.

12.

TERM

12.1

Term.  This Agreement is effective as of the date hereof and will continue for an initial term of twenty (20) years.  SugarMade shall have the an option to extend the term for an additional period of twenty years, by providing notice to SCP not less than ninety days prior to expiration of the initial term.  Notwithstanding the foregoing, the parties may terminate this Agreement at any time by mutual written consent.

12.2

Effect of Termination.  The parties will continue to perform their respective obligations at the time of termination of this Agreement.  Expiration or termination of this Agreement for any reason will not relieve either party of any liability or payment obligation or other performance obligation arising out of this Agreement that will have accrued and remain to be performed as of the date of such termination.

13.

MISCELLANEOUS

13.1

Further Assurances.  The parties will (i) furnish upon request to each other further information, (ii) execute and deliver to each other documents, and (iii) do other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.  SCP will cooperate with SugarMade and its customers' requests for due diligence on the content of the Supplied Products and SCP's manufacturing capacity, including providing reasonable access to facilities and personnel.

13.2

Notices.  All notices or requests required to be given pursuant to this Agreement and all other communications related to the Agreement will be in writing signed by the party making it and will be deemed to have been duly given if personally delivered or sent by telefax (with a confirmation of receipt), or overnight delivery courier service as follows:

If to SugarMade:

SugarMade, Inc.

1702 Meridian Ave., Suite-L No. 240

San Jose, CA 95125 Attn:  Scott Lantz, CEO

Facsimile: (408) 521-0145

With copy to:

Sheppard, Mullin, Richter & Hampton LLP

Attn:  James A. Mercer III, Esq.

12275 El Camino Real, Suite 200

San Diego, California 92130

Facsimile: (858) 523-6705

If to SCP:

The Sugar Cane Paper Co., Ltd.

16B, 8 Hart Avenue,

Tsim Sha Tsui,

Hong Kong Attn:  Clifton Leung

Facsimile: (852) 2301-1559

Notice will be given to such other representatives or at such other addresses as a party may furnish to the other party entitled to notice pursuant to the foregoing.  If notice is given pursuant to this Section of a permitted successor or assign of a party, then notice will thereafter be given as set forth above also to such successor or assign of such party.

13.3

Compliance with Laws, Regulatory Approvals.  Each of the parties will comply with the provisions of all laws and all orders, rules and regulations applicable to their performance under this Agreement, including applicable labor laws.  SCP will, at its expense, obtain and maintain the governmental authorizations, registrations and filings that may be required under all applicable laws to execute or perform this Agreement.  SCP will not use any payment or other benefit derived from SugarMade to offer, promise or pay any money, gift or any other thing of value to any person for the purpose of influencing official actions or decisions affecting this Agreement, while knowing or having reason to know that any portion of this money, gift or thing will, directly or indirectly, be given, offered or promised to (a) an employee, officer or other person acting in an official capacity for any government or its instrumentalities or (b) any political party, party official or candidate for political office.

13.4

Legal Relationships.  SugarMade and SCP are, and at all times during the effective period of this Agreement will remain, independent contractors.  At no time will either party represent to any third party that it is the agent of the other for any reason whatsoever.  In no event will either party at any time have authority to make any contracts or commitments on behalf of or as an agent of the other party.

13.5

Assignment.  Neither party will assign this Agreement or any rights, responsibilities, or obligations in this Agreement, without the express written approval of the other.  However, either SugarMade or SCP will have the right, without prior notice or consent of SCP, to assign, all or part of this Agreement, to any affiliated company or in connection with the sale of a controlling interest of SugarMade or substantially all of SugarMade's assets.

13.6

No Third Party Rights.  Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties and their permitted successors and assigns.

13.7

Waiver.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of the right, power or privilege, and no single or partial exercise of any right, power or privilege will preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege.  To the extent permitted by Applicable Law:  (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving the notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.8

Expenses.  Each party will bear its own expenses incurred in connection with the negotiation, drafting, implementation and performance of this Agreement except as provided in Section 13.10 (Dispute Resolution).

13.9

Governing Law.  Except for the application of the United States Arbitration Act (9 U.S.C. §§ 1-16) to dispute resolution as provided in this Agreement, this Agreement will be governed by the laws of the State of California without regard to conflicts of laws principles.

13.10

Dispute Resolution.

(a)

Applies Only to Legal Claims.  This Section 13.10 governs only those disputes that arises under this Agreement, the outcome of which depends solely on whether a or any of its affiliates is in default of its contractual or other legal obligations (a “Legal Claim”).  “Legal Claims” includes (i) disputes as to indemnification under Article 9 (Indemnification) and (ii) the formation, validity, binding effect, applicability, scope, interpretation, performance, breach or termination of this Agreement.

(b)

Negotiation.  Either party may give notice of a Legal Claim to the other party.  For a period of 30 days from receipt of the notice, the parties will consult with each other in a good faith effort to resolve the Legal Claim.

(c)

Binding Arbitration.  If within 30 days after receipt of the notice for negotiation, the negotiation does not result in settlement of the Legal Claim, then the Legal Claim will be finally resolved by arbitration administered by the American Arbitration Association, in accordance with the AAA Commercial Arbitration Rules.  A party may initiate arbitration by notice to the other party any time after expiration of 60 days from receipt of notice of the Legal Claim provided for in Section 13.10(a), whether or not negotiation has been initiated or completed.

(d)

Arbitration Terms.  Any arbitration will comply with the following terms:

(i)

Formation of Tribunal.  The arbitration tribunal will consist of three arbitrators.  One arbitrator will be appointed by each party and the third will be appointed by the first two.  If the first two arbitrators fail to agree on the third arbitrator within 30 days after their appointment, the third arbitrator will be appointed by the American Arbitration Association.  The arbitrators will be familiar with the commercial and manufacturing practices of the paper industry.

(ii)

Conduct of Arbitration.  The arbitration will take place in San Francisco, California and will exclude any right of application or appeal to any court in connection with any question of law or fact arising in the course of the arbitration or with respect to any award made.  The United States Arbitration Act (9 U.S.C. §§ 1-16) will apply and the arbitrators will otherwise apply the law specified in Section 13.9 (Governing Law).

(iii)

Awards.  The arbitration award will be final and binding on the party, will not be subject to judicial appeal, will not include any punitive damages and will deal with the allocation of costs of arbitration, including legal fees and all related matters.  Any monetary award will stipulate a rate of interest, deemed appropriate by the arbitrators, which will run from the date notice of Legal Claim was given until the date when the award is fully satisfied.  The arbitration award will be promptly satisfied by the party against whom it is granted, free of any deduction or offset.  Any cost or fee incident to enforcing the award will, to the maximum extent permitted by law, be charged against the party resisting enforcement.  Judgment upon the award rendered may be entered in any court having jurisdiction, or application may be made to that court for a judicial recognition of the award or an order of enforcement thereof, as applicable.

13.11

Entire Agreement and Modification.  This Agreement, the Exhibits to this Agreement and accepted P.O.s issued under this Agreement are made a part of and are hereby incorporated into this Agreement.  This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous discussions, negotiations or arrangements of the parties with respect to the matters contained in this Agreement.  No amendment, modification, or waiver of any provisions of this Agreement or consent will be effective unless in writing signed by duly authorized officers or representatives of both parties.  Any inconsistency between this Agreement and other documents will be resolved by giving precedence to those documents in the following order: the handwritten provisions of any P.O. which is issued and accepted between the parties, the terms of any written amendment to this Agreement, this Agreement, the preprinted terms of any P.O., and the pre-printed terms of any invoice.

13.12

English Language.  Each of SCP and SugarMade has reviewed this Agreement in its original English language.  All reports, data, information, notices, schedules, plans, records and other information required to be provided pursuant to this Agreement by either party to this Agreement will be in the English language.  In the event this Agreement is translated to another language, the English version shall control between the different language versions.

13.13

Counterparts and Facsimile Signatures.  The Agreement may be executed in two or more counterparts and may be delivered by facsimile or by electronic mail in portable document format or other means intended to preserve the original graphic content of a signature.  Each of such counterparts shall be deemed an original, but all of which shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives as of the date first set forth above.

The Sugar Cane Paper Co., Ltd. By: /s/ Leung, Kwok-wai Clifton	SugarMade, Inc. By: /s/ Scott Lantz

[SIGNATURE PAGE]

EXHIBIT A

PRODUCT DESCRIPTION AND PRICING

All bagasse based paper products, FOB Yan Tien, China, including but not limited to the following:

Product Description	Price
1 Ton Bagasse based pulp per ton
Copy Paper (8.5” x 11”) ,75 GSM, 92 bright, 500 sheet ream ,10 ream per case	$22.50USD per case FOB Yan Tien China
Roll stock per ton	$900USD
Roll stock for corrugate per ton
Dry sheet pulp per ton	$850USD

EXHIBIT B

LICENSED PATENTS

Patent number	Patent Issue date	Filing date	Normal Expiry	Title
CN 201686902 U	December 29th 2010	March 25th 2010	December 28th 2020	Pulp to be used for molding plant fiber into the desired shape.